EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON
of 225 Liberty Street, New York, N.Y. 10286

And Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System, at the close of business September 30, 2016, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

ASSETS	Dollar amounts in thousands
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	4,490,000
Interest-bearing balances	91,626,000
Securities:
Held-to-maturity securities	39,831,000
Available-for-sale securities	73,667,000
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	0
Securities purchased under agreements to resell	22,289,000
Loans and lease financing receivables:
Loans and leases held for sale	29,000
Loans and leases, net of unearned income	36,883,000
LESS: Allowance for loan and lease losses	127,000
Loans and leases, net of unearned income and allowance	36,756,000
Trading assets	3,023,000
Premises and fixed assets (including capitalized leases)	1,050,000
Other real estate owned	4,000
Investments in unconsolidated subsidiaries and associated companies	535,000
Direct and indirect investments in real estate ventures	0
Intangible assets:
Goodwill	6,299,000
Other intangible assets	957,000
Other assets	19,095,000
Total assets	299,651,000

LIABILITIES
Deposits:
In domestic offices	143,600,000
Noninterest-bearing	97,485,000
Interest-bearing	46,115,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	110,595,000
Noninterest-bearing	7,904,000
Interest-bearing	102,691,000
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	318,000
Securities sold under agreements to repurchase	830,000
Trading liabilities	3,132,000
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	7,778,000
Not applicable
Not applicable
Subordinated notes and debentures	515,000
Other liabilities	8,504,000
Total liabilities	275,272,000
EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	10,418,000
Retained earnings	13,817,000
Accumulated other comprehensive income	-1,341,000
Other equity capital components	0
Total bank equity capital	24,029,000
Noncontrolling (minority) interests in consolidated subsidiaries	350,000
Total equity capital	24,379,000
Total liabilities and equity capital	299,651,000

I, Thomas P. Gibbons, Chief Financial Officer of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.
Thomas P. Gibbons, Chief Financial Officer

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.
Gerald L. Hassell Catherine A. Rein Joseph J. Echevarria	Directors